EXHIBIT A

ATTACHMENT TO ITEM 77K: CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT




August 12, 1998

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

We have read the statements made by Weiss Treasury Fund(the "Fund") (copy attached), which we understand will be filed with the Commission, pursuant to Item 22(c)(4) of Form N-1A and Item 77k of Form N-SAR, as part of the Fund's semi-annual report for the period ended June 30, 1998 and Form N-SAR for the month of August 1998, respectively. We agree with the statements concerning our Firm in the semi-annual report and Form N-SAR.

Very truly yours,

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP





On February 19, 1998, the Board of Trustees(the "Board") of Weiss Treasury Fund (the "Fund") determined not to renew its contract with PricewaterhouseCoopers LLP (PwC) (formerly, Coopers & Lybrand L.L.P.) as the Trust's independent accountants, instead choosing the firm of Tait, Weller & Baker to serve in that capacity. PwC's reports on the financial statements of the Fund for the two most recent fiscal years contained no adverse opinions, or opinions that were qualified in any way, nor were there any disagreements with PwC during those periods on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.